Securities Dealing Specification October 2025 Version 1.0

1 Part of the Shell Performance Framework Custodian First Name Last Name, Title Sean Ashley, Company Secretary Shell Plc Content Focal Point First Name Last Name, Title Sarah Else, Group UK Securities Counsel Disclosures & Securities team in Legal Services Corporate For the list of Disclosures & Securities team representatives, please visit here Insider List Focal Points For the list of Insider List Focal Points, please visit here Version History Version Changes Date 1.0 First Release 01/12/2025 The Company Secretary Shell Plc is the Custodian of this document. This document is classified ‘Internal’. Full or partial sharing and communication of this document outside the Group requires prior consent of the Custodian (to be obtained via the External Regulations Manager, SECO). The authoritative version of this document is available via the SPF portal. For the purpose of this document, ‘Businesses and Functions’ includes Trading & Supply and other integrator entities operating under the Shell Performance Framework.

2 Part of the Shell Performance Framework Table of contents Custodian ............................................................................................................................................................ 1 Content Focal Point ............................................................................................................................................. 1 Version History .................................................................................................................................................... 1 Table of contents ................................................................................................................................................ 2 1.0 Introduction ................................................................................................................................................... 3 2.0 Specification ................................................................................................................................................ 4 1. Insider Lists ................................................................................................................................................ 4 2. Clearance to Deal .................................................................................................................................... 5 3. Refusal of clearance ................................................................................................................................. 5 4. Dealings by PCAs or investment managers ............................................................................................ 7 5. Shell Group share schemes or saving schemes....................................................................................... 8 6. Transfers between accounts .................................................................................................................... 8 7. Trading Plans ............................................................................................................................................ 8 8. Acting as a trustee ................................................................................................................................... 9 3.0 Exception Process ...................................................................................................................................... 10 4.0 Glossary Terms .......................................................................................................................................... 10 Appendix 1 – Dealings ..................................................................................................................................... 15

3 Part of the Shell Performance Framework 1.0 Introduction This Specification details the mandatory Clearance to Deal processes and whether and how these Clearance to Deal processes apply in specific circumstances (i.e., Dealings by PCAs or investment managers, Shell Group share schemes or saving schemes, transfer between accounts, Trading Plans and acting as a trustee).

4 Part of the Shell Performance Framework 2.0 Specification Clearance to Deal Process Requirement Content 1. Insider Lists 2. Clearance to Deal 3. Refusal of clearance 4. Dealings by PCAs or investment managers 5. Shell Group share schemes or saving schemes 6. Transfers between accounts 7. Trading Plans 8. Acting as a trustee Staff (including any Employee Insiders) who believe they have access to Inside Information or Material Non- Public Information relating to Shell or any Shell Group company must comply with the Securities Dealing Specification when Dealing in Shell Securities. Staff members who are not Employee Insiders but are either a senior executive or an employee with an unvested award under a Shell Group share scheme must refer to [section 3(c)] (Short-term dealing) of the Securities Dealing Specification before Dealing in Shell Securities. 1. Insider Lists You will be notified if your name appears on the Insider List or the potential Insider List. If you believe you have access to Inside Information or Material Non-Public Information relating to Shell or any Shell Company, either on a routine basis or because of a particular matter or transaction, and you have not been advised that you are on the Insider List or the potential Insider List, you must bring this matter to the immediate attention of your INSIDER LIST FOCAL POINT. If, due to a change in job responsibilities, the completion or cancellation of a significant transaction, or other events which relate to you having been included on the Insider List or the potential Insider List, you no longer have access to Inside Information or Material Non-Public Information relating to Shell or any Shell Company, you must inform your INSIDER LIST FOCAL POINT and request the removal of your name from the Insider List or from the potential Insider List. You will be informed when you are removed from the Insider List or the potential Insider List.

5 Part of the Shell Performance Framework 2. Clearance to Deal Employee Insiders wishing to Deal in Shell Securities must make an application for clearance to Deal via the Employee Insider portal and must not Deal without first receiving clearance: HTTPS://WWW.INSIDERLISTMANAGEMENT.COM. An email response to a request for clearance and clearance (if any) will be given promptly and in any event within five Business Days of receipt of the request. If a response is not given within such time limit, clearance to Deal shall be deemed not to have been given. If you are given clearance to Deal, any Dealing must be made within the two Business Days following the day upon which you receive notice of that clearance. If you do not Deal within such two Business Day period, you must submit a new clearance request via the Employee Insider portal. Any Employee Insider who is uncertain as to whether or not any particular transaction requires clearance in accordance with this Specification must consult their INSIDER LIST FOCAL POINT prior to Dealing. 3. Refusal of clearance Clearance to Deal will not be given in the following circumstances:1 a) Inside Information / MNPI: if you possess Inside Information or Material Non-Public Information relating to Shell or any Shell Company Irrespective of whether clearance to Deal has been granted to an Employee Insider, (s)he remains subject to – and nothing in this Specification sanctions a breach of: (i) the Dealing prohibitions set out in the Market Abuse Regulations and the Criminal Justice Act 1993 and Section 10 of the Securities Exchange Act of 1934 (as amended) and related rules; and (ii) where applicable, the unlawful disclosure of Inside Information or any other relevant legal or regulatory requirements. Any violations of such regulations could result in a civil and/or criminal offence with severe consequences. If you possess Inside Information or MNPI relating to Shell or any Shell Group company, or any non-Shell company, you are prohibited from Dealing at any time (whether or not clearance has been sought or given). b) Restricted Periods: if the proposed Dealing would occur during a Restricted Period and you have access to Restricted Period Information Persons who have access to or knowledge of: (i) the flash report or latest estimate, or Shell’s financial results at Shell Group level or Segment (Integrated Gas, Upstream, Marketing, Chemicals and Products, Renewables and Energy Solutions, 1 If clearance is denied, a special hardship request may be made.

6 Part of the Shell Performance Framework Corporate) level, including aggregate trading results, or who are involved in the preparation and/or review of any of the foregoing; (ii) aggregate production data for whole Group, whole Deepwater, whole Upstream or whole Integrated Gas; or (iii) aggregate Group reserves data, (“Restricted Period Information”) must not Deal during a Restricted Period. Please click HERE for the current Restricted Periods. From time to time: (i) other Restricted Periods may be declared by Investor Relations in connection with an upcoming event (e.g., an external strategy day) or potential transaction; and (ii) Shell’s Company Secretary may determine, after consulting with the Executive Vice President Investor Relations, that other information (not listed in the preceding (i), (ii) and (iii)) may constitute Restricted Period Information. Any such other Restricted Period and Restricted Period Information shall be treated in the same manner as is outlined above, including that any person with Restricted Period Information relating to a Restricted Period must not Deal during such Restricted Period. Persons with access to or knowledge of Restricted Period Information may apply for clearance and (if and when clearance is obtained) Deal outside the Restricted Periods. If you are not sure if you have access to Restricted Period Information please contact your INSIDER LIST FOCAL POINT c) Short-term dealing: if the proposed Dealing is a short-term dealing (except, in some circumstances, in relation to Bed and ISA Transactions) Employee Insiders must not Deal in Shell Securities on considerations of a short-term nature (whether directly or through financial instruments such as put and call options) if the intent of the Dealing is to take advantage of short- to medium-term price movements. An investment with a maturity of six months or less will always be considered to be of a short-term nature. For example, Shell Securities must not be sold (or purchased) if at the time of the sale (or purchase) the Employee Insider intends to acquire (or sell) Shell Securities within six months of the original sale (or purchase) and the intent of such sale (or purchase) and subsequent acquisition (or sale) is to take advantage of short- to medium-term price movements.

7 Part of the Shell Performance Framework Notwithstanding the short-term dealing restrictions, Shell may consider, in its sole discretion and on a case- by-case basis, providing clearance to Deal to Employee Insiders wishing to complete a Bed and ISA Transaction relating to Shell Securities. The factors that Shell may consider when deciding to grant clearance to Deal in respect of such a Bed and ISA Transaction relating to Shell Securities will include, amongst other things (as applicable): (i) the nature of the Bed and ISA Transaction and the surrounding circumstances, including whether the Bed and ISA Transaction has the potential of being (or viewed as possibly being) carried out for an abusive purpose (e.g., an attempt to take advantage of short- to medium-term price movements in Shell Securities); (ii) whether there is any Inside Information or Material Non-Public Information relating to Shell (or any Shell Group company) at the relevant time; (iii) the number of Shell Securities that are subject to the Bed and ISA Transaction; (iv) the identity of the Employee Insider; and (v) whether the Bed and ISA Transaction is closed-ended such that the terms of the repurchase are fixed at the time of the sale or there is no ability to alter or abort the repurchase. For the avoidance of doubt, the restrictions set out in this [section 3(c)] do not apply to: (i) the acquisition of Shell Securities through participation in a Shell Group share scheme and a subsequent sale of such Shell Securities; or (ii) activities with respect to Trading Plans set out in [section 7]. The restrictions set out in this Part 3(c) also apply in the same manner to (i) senior executives who are not otherwise Employee Insiders and (ii) any other employee who has an unvested award under a Shell Group share scheme in respect of any proposed Dealing by such employee in the Shell Securities represented by such unvested award. 4. Dealings by PCAs or investment managers An Employee Insider must seek to prohibit any Dealings in Shell Securities during a Restricted Period: (i) by or on behalf of his or her persons closely associated (or “PCAs”); and (ii) except as permitted under [section 7] (Trading Plans) below, by an investment manager on such Employee Insider’s behalf or on behalf of any of his or her PCAs where either such Employee Insider or any such PCA has funds under management with that investment manager, whether or not discretionary. An Employee Insider must take reasonable steps to prevent any Dealings in Shell Securities by or on behalf of his or her PCAs on considerations of a short-term nature (see [section 3(c)] (Short-term dealing).

8 Part of the Shell Performance Framework 5. Shell Group share schemes or saving schemes An Employee Insider must obtain clearance before entering into, amending or terminating participation in certain Shell Group share schemes, employee saving schemes or other saving schemes. There are some schemes where Shell will make the relevant clearance applications for you. Please consult the tables set out HERE, which set out the different clearance requirements for each Shell Group share scheme, employee saving scheme and other saving scheme as they apply to Employee Insiders (including dividend re-investment plans). Clearance may be given for certain Dealings relating to Shell Group share schemes, employee saving schemes or other saving schemes, even in a Restricted Period 6. Transfers between accounts At any time other than during a Restricted Period, the transfer of Shell Securities between two accounts of an Employee Insider which does not result in a change in price of the relevant Shell Securities will not constitute a “Dealing” for the purposes of this Specification and therefore will not require clearance. During a Restricted Period, an Employee Insider may be given clearance to transfer Shell Securities between two accounts of that Employee Insider, provided that: (i) the Employee Insider explains (in the application for clearance to Deal) the reasons why the transfer cannot take place at another time and the relevant Insider List Focal Point is satisfied with that explanation; and (ii) such a transfer does not result in a change in price of the relevant Shell Securities. Please note that Bed and ISA Transactions are governed by [section 3(c)] (Short-term dealing) and not this [section 6]. 7. Trading Plans An Employee Insider may Deal in Shell Securities in a Restricted Period pursuant to a Trading Plan if: (i) the Trading Plan was entered into in a non-Restricted Period; (ii) clearance was given to the Employee Insider to enter into the Trading Plan and to make any amendment to the Trading Plan in a non-Restricted Period; and (iii) the Trading Plan does not permit the Employee Insider to exercise any discretion over how, when or whether to effect Dealings.

9 Part of the Shell Performance Framework An Employee Insider may not enter into, amend or cancel a Trading Plan unless clearance in accordance with this Specification has been given to do so. 8. Acting as a trustee Where an Employee Insider acts as a trustee, Dealing in Shell Securities by that trust during a Restricted Period does not require clearance in accordance with this Specification if: (i) the Employee Insider is not a beneficiary of the trust; and (ii) the decision to Deal is taken by the other trustees or by investment managers on behalf of the trustees independently of the Employee Insider. The other trustees or investment managers acting on behalf of the other trustees will be assumed to have acted independently of the Employee Insider where the decision to Deal: (i) was taken without consultation with, or other involvement of, the Employee Insider; or (ii) was delegated to a committee of which the Employee Insider is not a member.

10 Part of the Shell Performance Framework 3.0 Exception Process Exception The only person authorised to grant derogations and exceptions to the mandatory processes detailed in this Specification is the Chief Legal Officer. Any requests must be submitted with appropriate justification and routed via the Document Custodian. 4.0 Glossary Terms Term Definition Standard Legal Glossary Legal Group Requirements Glossary Bed and ISA Transaction means a pair of contemporaneous transactions that involve a sale of securities held outside of an ISA by or on behalf of an Employee Insider, senior executive or their PCA and a matched purchase (to the extent practicable) of such securities from within an ISA by or on behalf of such Employee Insider, senior executive or their PCA. Business Day means any day other than a Saturday, Sunday or public holiday in England when banks are open for business. company means any public company, limited by shares or otherwise, corporation, limited partnership, master limited partnership, organisation or other legal entity. Dealing means, in respect of any person, the conducting of any transaction on his or her own account or for the account of a third party, directly or indirectly, relating to securities or traded commodities or on the price of related derivatives (and related terms, such as “Deal”, “Deals” and “Dealt”, shall be interpreted accordingly). [Appendix 1] contains a non-exhaustive list of the transactions which are “Dealings” for the purposes of this Standard. Disregarded Undertaking means a collective investment undertaking or portfolio of assets which satisfies the following two conditions: (a) it is either:

11 Part of the Shell Performance Framework (i) a collective investment undertaking or portfolio of assets in respect of which the relevant Employee Insider has ascertained that the exposure to Shell Securities does not exceed 20% of the total assets held by that collective investment undertaking or portfolio of assets; or (ii) a collective investment undertaking or portfolio of assets whose exposure to Shell Securities cannot be ascertained by the relevant Employee Insider; and the relevant Employee Insider is unable to determine or influence the investment strategy of, or transactions made by, that collective investment undertaking or portfolio of assets. Employee Insider means any employee or contract staff on the Insider List or on the potential Insider List. EU MAR means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation), as amended from time to time. Inside Information means information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. Information which, if it were made public, would be likely to have a significant effect on price means information a reasonable investor would be likely to use as part of the basis of his or her investment decision. There is no figure (percentage change or otherwise) that can be set when determining what constitutes a significant effect on price. Information which is likely to be considered relevant to a reasonable investor’s decision includes information which affects the company’s assets and liabilities, the performance or the expectation of the performance of the company’s business, the company’s financial condition, the course of the company’s business and major new developments in the business of the company or information previously disclosed to the market. In addition, Inside Information about a non-Shell Group company may arise where the Shell Group takes actions that have an effect on that company's share price, such as the award of a contract, placing of an order, the commencement of litigation or a significant corporate transaction.

12 Part of the Shell Performance Framework Insider List means the list of Staff of the Shell Group who, either on a routine basis or because of the existence of a particular matter or transaction, have access to or knowledge of Inside Information or Material Non-Public Information relating to Shell or any Shell Group company that Shell (and any person acting on Shell’s behalf, on Shell’s account or otherwise performing tasks through which they have access to Inside Information relating to Shell or any Shell Group company) maintains in accordance with the Market Abuse Regulations. Insider List Focal Point means an individual identified by each Business or Function as the focal point with respect to maintaining a list of Employee Insiders in respect of their relevant Business or Function. ISA means an Individual Savings Account. Market Abuse Regulations means, collectively, EU MAR and UK MAR. Material Non-Public Information means information that has not been disclosed publicly and is considered material where there is a substantial likelihood that a reasonable investor would consider such information important to his or her investment decision. As noted above for Inside Information, under US law, materiality is similarly not solely based on a quantitative figure. Qualitative factors must also be considered. Person Closely Associated or PCA means a “person closely associated” with an Employee Insider, being any of: (a) a spouse or civil partner; (b) a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; (c) a relative who has shared the same household as the Employee Insider for at least one year on the date of the relevant Dealing; or (d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by an Employee Insider or by a person referred to in paragraphs (a), (b) or (c) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person. If an Employee Insider is in any doubt as to how this definition applies to him or her, then (s)he must contact the Insider List Focal Point for assistance.

13 Part of the Shell Performance Framework Potential Insider List means the list of Staff members of the Shell Group who potentially have regular or occasional access to Inside Information relating to Shell or any Shell Group company (for example, results information). Shell maintains a potential Insider List so that the Insider List can be populated more easily each time those Staff members actually have access to such Inside Information. Restricted Period means a period of approximately 30 calendar days prior to each announcement of Shell’s quarterly, half-year and full-year results. Please click HERE for the current Restricted Periods. Restricted Period Information has the meaning given in [section 3(b)] (Restricted Periods) of the Securities Dealing Specification. Shell means Shell plc. Shell Group share scheme means a scheme for encouraging or facilitating the holding of Shell Securities in which employees of Shell (or any Shell Group company) participate. Shell Group means Shell and its subsidiaries (being those entities over which Shell either directly or indirectly has control). Shell Securities means any publicly traded or quoted shares or debt instruments of Shell (or any Shell Group company) or derivatives or other financial instruments linked to any of them (including American Depository Shares). Trading Plan means a written plan between an Employee Insider and an independent third party which sets out a strategy for the acquisition and/or disposal of Shell Securities by a specified person and: (a) specifies the number of Shell Securities to be dealt in and the price at which and the date on which those Shell Securities are to be dealt in; (b) gives discretion to that independent third party to make Dealing decisions about the number of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in; or includes a written formula or algorithm, or computer program, for determining the number of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in.

14 Part of the Shell Performance Framework UK MAR means EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018 (as amended from time to time).

15 Part of the Shell Performance Framework Appendix 1 – Dealings For the purposes of this Standard, the following is a non-exhaustive list of transactions which are considered to be “Dealings”: (a) an acquisition (buying), disposal (selling), subscription or exchange of, or an offer to buy or sell, securities; (b) the borrowing, lending or pledging of shares or debt instruments of a company or derivatives or other financial instruments liked thereto (although a pledge, or a similar security interest, of Shell Securities in connection with the depositing of securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility); (c) transactions in securities undertaken by persons professionally arranging or executing transactions or by another person of behalf of an Employee Insider, including where discretion is exercised; (d) transactions in securities made under a life insurance policy where: (i) the policyholder is an Employee Insider; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions, or execute transactions, regarding specific instruments in that life insurance policy; (e) transactions in or related to derivatives over securities, including cash-settled transactions; for example:  entering into or exercise of equity swaps related to securities;  transactions in derivatives and other financial instruments linked to a debt instrument of any company, including credit default swaps;  the acceptance or exercise of an option over securities, including a share option granted as part of a remuneration package, or the disposal of shares stemming from the exercise of a share option; and  the acquisition, disposal or exercise of rights in relation to securities, including put and call options, notes and warrants; (f) entering into leveraged investment products that speculate on the price of securities; (g) subscription to a share capital increase or debt instrument issuance with respect to any company; (h) conditional transactions relating to securities upon the fulfilment of the conditions and actual execution of the transactions; (i) automatic or non-automatic conversion of a security into another security, including the exchange of convertible bonds to shares; (j) transactions executed:  in index-related products, baskets and derivatives transacting in Shell Securities;  in shares or units of investment funds which transact in Shell Securities; and  by a manager of an investment fund in which the Employee Insider has invested, and which transacts in securities,

16 Part of the Shell Performance Framework other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in securities by a Disregarded Undertaking); and (k) transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of the Employee Insider or a PCA. www.shell.com